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                                                                     EXHIBIT 3.2

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                         SERACARE LIFE SCIENCES, INC.

Michael Crowley, Jr. and Jerry Burdick hereby certify that:

1. They are the President and Secretary, respectively, of SeraCare Life Sciences, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

                                     "Name
                                      ----

     One: The name of the corporation is:

                         SeraCare Life Sciences, Inc.

                                    Purpose
                                    -------

     Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                               Authorized Shares
                               -----------------

     Three: The corporation shall have authority to issue fifty million (50,000,000) shares of stock, consisting of twenty five million (25,000,000) shares of common stock, no par value per share (the "Common Stock"), and twenty five million (25,000,000) shares of preferred stock, no par value per share (the "Preferred Stock").

          The Board of Directors is authorized to fix by resolution the designations, powers, preferences and relative, participating, optional or other special rights (including voting rights, if any, and conversion rights, if any), and qualifications, limitations or restrictions thereof, of any such series of Preferred Stock, and the number of shares constituting any such series, or all or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such shares then outstanding. Except as otherwise provided
          (i) by law, (ii) by these Articles of Incorporation as amended from time to time, or (iii) by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of
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          Directors has been expressly vested with authority to fix the powers and preferences, (a) the Common Stock shall possess the full voting power of the Corporation and (b) the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                             No Cumulative Voting
                             --------------------

     Four: No holder of any class of stock of the corporation shall be entitled to cumulate votes at any election of directors of this corporation. This provision shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the California General Corporation Law.

                              Director Liability
                              ------------------

     Five: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                           Indemnification of Agents
                           -------------------------

     Six: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) to the fullest extent permissible under California law, in excess of that indemnification otherwise permitted by Section 317 of the General Corporation Law of California."


3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders of this corporation in accordance with Sections 902 and 903 of the General Corporation Law of California. The total number of outstanding shares of each class and series entitled to vote with respect to the foregoing amendment and restatement of Articles of Incorporation was 1,000 shares of Common Stock. There are no shares outstanding of Preferred Stock of this corporation of any class or series. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.



          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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DATED: _______, 2001


                                                  ----------------------------
                                                  Michael Crowley III
                                                  President


                                                  ----------------------------
                                                  Jerry Burdick
                                                  Secretary

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